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                                                                   EXHIBIT 10.29

                                PROMISSORY NOTE


$1,192,500
                                                              September 27, 2001
                                                        Redwood City, California

     FOR VALUE RECEIVED, Kevin Kennedy ("BORROWER"), an employee of Openwave Systems Inc, a Delaware corporation ("COMPANY") hereby unconditionally promises to pay to the order of Company, in lawful money of the United States of America and in immediately available funds, the principal sum of One Million One Hundred Ninety Two Thousand Five Hundred Dollars ($1,192,500.00) (the "LOAN") together with accrued and unpaid interest thereon, each due and payable on the dates and in the manner set forth below.

     It is the intent of the parties that the purpose of this Promissory Note (this "Note") is not for consumer, family or household purposes.

     1. REPAYMENT. Principal under this note shall be payable in six installments as follows:

        Payment Due Date                 Principal Amount Due
        ----------------                 --------------------
        July 1, 2002                     $198,750
        October 1, 2002                  $198,750
        January 1, 2003                  $198,750
        April 1, 2003                    $198,750
        July 1, 2003                     $198,750
        Sept 1, 2003                     $198,750

     If a payment under this Note is due on a holiday, weekend or other day in which federal banks are not generally open in the United States, then the payment shall be due on the next following day in which federal banks in the United States are open for business. Notwithstanding the foregoing, if Borrower's employment with the Company terminates for any reason (including resignation, death, or disability), all amounts due under this Note shall automatically become due and payable in full thirty days following the date such employment terminates.

     2. INTEREST RATE. The outstanding principal amount hereof shall bear interest from the date hereof until payment in full at the rate of 3.94% per annum. Interest shall be

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compounded annually, due and payable annually in arrears, and calculated on the basis of a 360 day year consisting of twelve 30-day months, for the actual number of days elapsed. Notwithstanding the foregoing, to the extent that Borrower is employed by the Company on any date that interest is regularly scheduled to become due under this Note (i.e., on the first year and each subsequent year anniversary of this Loan), then all interest due on each such respective anniversary date automatically shall be forgiven in its entirety. Borrower understands that in accordance with applicable law, any interest forgiven under this Note will likely constitute income to him for tax purposes. Any principal repayment or interest payment on the Loan hereunder not paid when due, whether at stated maturity, by acceleration or otherwise, shall bear interest at ten percent (10%) per annum, to the extent legally permissible.

     3. PLACE/MANNER OF PAYMENT. All amounts payable hereunder shall be payable at the corporate headquarters of the Company unless another place of payment shall be specified in writing by Company.

     4. APPLICATION OF PAYMENTS. Payments on this Note shall be applied first to penalties and collection costs, including attorney's fees, if any, second to accrued interest, if any, and thereafter to the outstanding principal balance hereof.

     5. DEFAULT. If Borrower fails to pay timely any of the principal amount, accrued interest, or other amount due under this Note within five (5) business days after the date the same becomes due and payable, all unpaid principal, accrued interest and other amounts owing hereunder shall, at the option of Company, become immediately due, payable and collectible by Company pursuant to applicable law. Company shall have all rights and may exercise any remedies available to it under law, successively or concurrently. Borrower expressly acknowledges and agrees that Company shall have the right to offset any obligations of Borrower hereunder against salaries, bonuses, commissions, severance, accrued vacation upon employment termination, or any other amounts that may be payable to Borrower by Company.

     6. WAIVER. Borrower waives presentment and demand for payment, notice of dishonor, protest and notice of protest of this Note, and shall pay all costs of collection when incurred, including, without limitation, reasonable attorneys' fees, costs and other expenses. The right to plead any and all statutes of limitations as a defense to any demands hereunder is hereby waived to the full extent permitted by law.

     7. ATTORNEY'S FEES. In the event of any litigation concerning this Note, the Prevailing Party shall be entitled to a reasonable sum of attorneys' fees, costs, and litigation expenses, whether or not such action is prosecuted to judgment. "Prevailing Party" shall mean, without limitation, a party who agrees to dismiss an action upon payment by the other party of sums allegedly due or performance of covenants allegedly breached, or who obtains substantially the relief sought by that party. In the event that the Company is the Prevailing Party, the Company shall also be entitled to reasonable costs associated with the collection of the Note.

     8. GOVERNING LAW. This Note shall be governed by, and construed and enforced in accordance with, the internal laws of the State of California.

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     9. SUCCESSORS AND ASSIGNS. The provisions of this Note shall inure to the benefit of and be binding on any successor to Borrower and shall extend to any holder hereof. Borrower shall not, without the prior written consent of holder, assign any of its rights or obligations hereunder.

     INTENDING TO BE LEGALLY BOUND, Borrower has executed this Note as of the date and year first above written.


BORROWER:
                                        ---------------------------------
                                        Kevin Kennedy

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